UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2014

PHARMAGEN, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9337 Fraser Avenue Silver Spring, MD 20910 (Address of principal executive offices) (zip code)

(204) 898-8160 (Registrant’s telephone number, including area code)

__________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2014, Russell Skibsted was appointed as our Executive Vice President, our Chief Financial Officer and principal financial officer of the Company, to serve until his resignation or until his replacement is appointed. There are no family relationships between Mr. Skibsted and any of our other officers or directors.

Russell Skibsted, age 55, has been our Executive Vice President and our Chief Financial Officer since June 9, 2014. Since June 2013, Mr. Skibsted has been the Managing Director at RSL Ventures, where he focused on financial consulting to life science firms. From June 2013 through August 2013, he was Chief Financial Officer, Treasurer and Sr. Vice President of Finance for Amphastar Pharmaceuticals, Inc., a specialty pharmaceuticals company that develops, manufacturers and markets generic and proprietary injectable and inhalation drug products. From September 2010 through May 2013, Mr. Skibsted was Sr. Vice President, Chief Financial Officer and Secretary of Aeolus Pharmaceuticals, Inc., a public biotechnology company developing compounds to protect against radiological and chemical threats with over $150 million in U.S. Government funding. Prior to that, from May 2006 through September 2009, he was Sr. Vice President and Chief Business Officer of Spectrum Pharmaceuticals, where he completed one of 2008’s largest licensing partnerships for a single, non-platform drug. From October 2004 to January 2006, Mr. Skibsted was Chief Financial Officer at Hana Biosciences, Inc. (later Talon Therapeutics, Inc., which was sold to Spectrum Pharmaceuticals, Inc.), a public biotech company focused on oncology. Finally, from May 2000 to July 2004, he was Portfolio Partner and Chief Financial Officer at Asset Management Company, one of Silicon Valley’s oldest and most respected venture capital firms, where he oversaw the financial and administrative functions, public and private portfolios, and aviation operations. Mr. Skibsted received his undergraduate degree in economics from Claremont McKenna College and his MBA from the Stanford Graduate School of Business.

Other than as set forth above, Mr. Skibsted is not a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Employment Agreement

On June 9, 2014, we entered into an employment agreement with Russell Skibsted to serve as our Executive Vice President and Chief Financial Officer. Pursuant to the agreement, Mr. Skibsted is employed on an at-will basis at a salary of $250,000 per year, of which $175,000 shall be paid in cash, and the balance of $6,250 per month shall be accrued and deferred until we receive at least Five Million Dollars ($5,000,000) from a single source or consolidated group or January 1, 2015 (a “Triggering Event”). Mr. Skibsted will also be eligible for a bonus up to an amount equal to his salary based on objectives to be set by the Board of Directors or a Committee thereof. In the event of termination of the agreement by us for anything other than cause, Mr. Skibsted will be entitled to a severance payment equal to (a) a period of six (6) months of base salary if the termination is prior to a Triggering Event, or (b) a period of twelve (12) months of base salary if the termination is on or after a Triggering Event. Finally, we agreed within a reasonably practicable time to issue 750,000 shares of our common stock to Mr. Skibsted as a signing bonus, and further to grant to Mr. Skibsted options to purchase 16.5 million shares of our common stock at $0.01 per share, with 9 million of the options vesting on December 31, 2014 or an earlier change of control, and the remaining 7.5 million vesting on the date which is two years after the start of his employment, or an earlier change of control.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement with Russell Skibsted

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pharmagen, Inc.

Dated: June 11, 2014	By:	/s/ Mackie Barch
	Name:	Mackie Barch
	Its:	President and Chief Executive Officer